UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 9, 2014

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

Corinthian Colleges, Inc. (the “Company”) has entered into a Consent Agreement and Amendment No. 5 to Credit Agreement (the “Fifth Amendment”), dated as of December 9, 2014, by and among the Company, Everest Colleges Canada, Inc., the Guarantors party thereto (collectively with the Company and Everest Colleges Canada, Inc., the “Loan Parties”), the Lenders party thereto and Bank of America, N.A., as Domestic Administrative Agent and Canadian Agent (“Agent”). This Fifth Amendment amends in part the Company’s Credit Facility among the same parties dated May 17, 2012 (as previously amended, the “Credit Agreement”).

Pursuant to the terms of the Fifth Amendment, the Lenders agreed to permit the Company and certain of its subsidiaries to sell certain assets that are used in the operation of 56 of the Company’s Everest and WyoTech campuses as well as Everest online programs (the “Everest Plus Business” and such sale, the “Everest Plus Sale”), so long as (a) the purchase agreement relating to the Everest Plus Sale shall not have been amended, supplemented or otherwise modified in any material respect without the approval of the Lenders, and no material provision of such purchase agreement shall have been waived by the Loan Parties without approval of the Lenders; (b) all letters of credit outstanding in connection with the Everest Plus Business shall be terminated, replaced or cash collateralized upon the closing of the Everest Plus Sale; (c) all net cash proceeds to the Company from the Everest Plus Sale shall be applied as follows: (i) 35% will be distributed to a reserve account established pursuant to the Operating Agreement entered into with the U.S. Department of Education (“ED”) and (ii) all remaining amounts will be applied as a repayment of amounts outstanding under the Credit Agreement; (d) concurrent with or prior to the closing of the Everest Plus Sale, the Loan Parties shall have entered into binding agreements (contingent upon the closing of the Everest Plus Sale) for the sale of the real property of the Loan Parties located in Thornton, Colorado and Blairsville, Pennsylvania, with all net proceeds to the Company from such real property sales to be paid to the Domestic Administrative Agent for the benefit of the Lenders; and (e) the Everest Plus Sale shall be consummated on or prior to January 31, 2015. The Fifth Amendment also provides that (x) the Company will apply the proceeds from the sale of its owned parcel of real property located in Tampa, Florida to repay amounts outstanding under the Credit Agreement and (y) upon a sale of substantially all of the assets of the domestic Loan Parties (other than the assets included in the Everest Plus Sale), or, in certain circumstances, upon the consummation of the Everest Plus Sale, the Company shall make an additional payment of $3.0 million to the Domestic Administrative Agent from funds maintained in a separate bank account pursuant to the Forbearance and Consent Agreement described in a Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on October 16, 2014.

In addition, pursuant to the Fifth Amendment, (i) the Lenders consented to the Company’s execution of a Third Amendment to Operating Agreement with ED, and (ii) the terms of the Forbearance and Consent Agreement were amended such that the Forbearance Period (as defined in the Forbearance and Consent Agreement) was extended from December 31, 2014 to the earlier of (i) March 31, 2015 and (ii) the date on which each of the Everest Plus Sale and the sale of substantially all of the assets of the domestic Loan Parties (other than the assets included in the Everest Plus Sale) shall have been consummated, subject to earlier termination of the Forbearance Period as contemplated by the Forbearance and Consent Agreement.

The foregoing summary of the Fifth Amendment is a summary only and is qualified in its entirety by reference to the Fifth Amendment, which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Item 9.01      Financial Statements and Exhibits

(d)	Exhibits.

10.1

Consent Agreement and Amendment No. 5 to Credit Agreement, dated as of December 9, 2014, by and among the Company, Everest Colleges Canada, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Domestic Administrative Agent and Canadian Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

December 12, 2014	/s/ Stan A. Mortensen
Stan A. Mortensen
Executive Vice President and General Counsel

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